Confidential – Preliminary Draft

REVISED DISTRIBUTION POLICY: PRO FORMA IMPACT

BAIRD

($ in millions, unless otherwise noted)

Status Quo (1) | "Keep Whole" Case (2) | Management Distr. Case (3) | Revised "Keep Whole" (4)

Dividend and Dividend Coverage per AR-Owned AM Unit


Excludes cash received at close
$2.21
$2.21
$1.93
$2.21
1.31x
1.19x
1.36x
1.19x
$2.85
$2.74
$2.50
$2.65
1.16x
1.16x
1.28x
1.20x
$3.42
$3.39
$3.00
$3.18
1.11x
1.11x
1.27x
1.19x
$4.10
$4.16
$3.59
$3.82
1.05x
1.05x
1.23x
1.15x
2019
2020
2021
2022

Cash Dividends to AR Analysis *(excluding $3.00/unit at closing)*

	Total Cash Dividends to AR				Total Cash '19-'22	PV-10	PV-10 vs. AM Status Quo
	2019	2020	2021	2022			
AM Status Quo (1)	$219	$282	$338	$405	$1,244	$1,009	-
"Keep Whole" Case (2)	$219	$270	$335	$411	$1,236	$1,002	($8)
Management Distr. Case (3)	$191	$247	$296	$355	$1,090	$884	(125)
Revised "Keep Whole" (4)	$219	$262	$315	$378	$1,173	$954	(55)

Source: Antero management projections.
(1) As set forth in the AM stand-alone projections.
(2) Equivalent initial AM distribution ($1.38) based on 1.6023 exchange ratio; then AM stand-alone projection coverage.
(3) Equivalent initial AM distribution ($1.21) based on 1.83 all-in exchange ratio; then 29% growth in 2020 and 20% annual growth thereafter.
(4) Initial $1.38 distribution for 2019, then 20% annual growth.

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